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                                  EXHIBIT 10.3

     NOTE: CERTAIN CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED
        AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                Supply Agreement

         This Supply Agreement ("Agreement") is entered into as of May 5, 1998 (the "Effective Date") between Genentech, Inc., a Delaware corporation, with its principal offices at 1 DNA Way, South San Francisco, California 94080 ("Genentech") and Connetics Corporation, a Delaware corporation, with a principal office at 3400 West Bayshore Road, Palo Alto, California 94303 ("Connetics").

         Genentech and Connetics are parties to that certain License Agreement for Interferon Gamma of even date herewith (the "License Agreement"). Pursuant to the terms and conditions of the License Agreement, Genentech has agreed to supply Connetics with Interferon Gamma-1B, and Connetics has agreed to purchase Interferon Gamma-1B from Genentech for clinical studies of and commercial sales of Licensed Products containing Interferon Gamma-1B in the Field of Use in the Territory. This Supply Agreement, which is referred to in Section 4.0 of the License Agreement, describes the specific terms and conditions under which Genentech will supply Interferon Gamma-1B to Connetics for such clinical use and commercial sale.

         Genentech and Connetics agree as follows:

1.0      Definitions

         Unless specified otherwise below, the terms with initial capitalization in this Agreement shall have the same meanings as those given to them in the License Agreement. In addition, for the purposes of this Supply Agreement, the following terms shall have the following meanings:

         1.1 "Benchmark Costs" shall have the meaning defined in Section 2.6(e) below.

         1.2 "Bulk Product" shall mean Interferon Gamma-1B provided hereunder as bulk



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protein manufactured in compliance with Good Manufacturing Practices, pursuant to FDA regulatory approvals as applicable during the term of this Agreement, and supplied to Connetics in such a form and in such containers as shall be mutually determined by Genentech and Connetics and as described in the Specifications.

         1.3 "Certificate of Analysis" shall mean a summary of the quality control testing, as described in the Specifications, performed by Genentech for Bulk Product and Finished Product supplied hereunder.

         1.4 "Finished Product" shall mean Interferon Gamma-1B supplied in an unlabeled vialed form as 100 micrograms of Interferon Gamma-1B protein in a 0.5 ml fill volume, manufactured in compliance with Good Manufacturing Practices, pursuant to FDA regulatory approvals as applicable during the term of this Agreement, and intended for commercial sale to treat CGD and osteopetrosis and for clinical studies.

         1.5 "Fully Burdened Manufacturing Cost" shall mean the cost of Genentech's production, testing and (if applicable) labeling and packaging, of Bulk Product and Finished Product, which shall be comprised of the sum of: [1].

         1.6 "Fully Burdened Supply Cost" shall mean the cost to Genentech of obtaining from a third party contract manufacturer Bulk Product or Finished Product, or portion thereof, as the case may be, which Genentech supplies to Connetics, which shall be comprised of [1].

         1.7 "Specifications" shall mean those specifications set forth in Exhibit A attached hereto and which is incorporated herein.

         1.8 "Third Party Manufacturing Royalties" shall mean all royalties paid or incurred by Genentech to third parties under licenses taken by Genentech with respect to patents or patent

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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applications that, but for such license(s), would be infringed by the manufacture, use, sale, offer for sale or importation of Bulk Product or Finished Product, which royalties are based on the manufacture and sale of Bulk Product or Finished Product by Genentech (or its contract manufacturer) on behalf of Connetics or its sublicensees, or by Connetics or its sublicensees (or a contract manufacturer on their behalf). Attached hereto as Exhibit B is a list of all such royalty obligations to third parties known to Genentech as of the Effective Date without diligent search. No later than thirty (30) days from the Effective Date, Genentech shall complete a reasonable internal investigation of its records and update Exhibit B, as necessary, to accurately reflect all such royalty obligations to third parties to best of Genentech's knowledge. Genentech shall notify Connetics in writing during the term of this Agreement if it becomes aware of any additional Third Party Manufacturing Royalties.

2.0      Supply of Products

         2.1      Purchase and Sale of Bulk Product and Finished Product

                  During the term of this Agreement, and subject to the terms and conditions of this Agreement, Genentech agrees to supply to Connetics, and Connetics agrees to purchase from Genentech, quantities of Bulk Product for clinical studies and commercial sales of Licensed Product, and Finished Product for commercial sales of Licensed Product to treat CGD and osteopetrosis and for clinical studies, pursuant to the License Agreement.

         2.2      Product Requirement Forecasts and Production



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                  (a) By thirty (30) days after the date of execution of this
Agreement, Connetics shall provide Genentech with an eighteen (18) month advance forecast of the expected quantity requirements, and timing of those requirements, of Connetics and InterMune for Bulk Product and Finished Product. Thereafter, Connetics shall provide rolling eighteen (18) month advance forecasts at the end of each calendar quarter. Connetics agrees to use its Best Efforts in preparing all forecasts. Forecasts shall include the amounts of Bulk Product and Finished Product to be supplied by Genentech and the expected timing for the delivery of each shipment during the forecast period. The Parties shall discuss each of the forecasts and shall mutually agree in good faith on the appropriateness of each forecast versus anticipated demand for Bulk Product and Finished Product. Genentech shall have the right to review and approve all forecasts submitted by Connetics and to make reasonable requests of Connetics to modify such forecasts based on Genentech's anticipated production capabilities.

                  (b) Genentech will produce Bulk Product and Finished Product to meet the mutually agreed upon forecasts, subject to the provisions of Section
2.3 below. Genentech will notify Connetics of all scheduled production activity for Bulk Product or Finished Product. The timing of such production and final vial fills will be dependent upon Genentech's requirements to utilize its manufacturing facilities for its own uses and for other purposes, subject to Genentech's obligation under Section 2.4(d) to use its Best Efforts to meet delivery dates in accepted purchase orders.

         2.3      Quantity Obligation Limit

                  (a) Genentech's obligation to supply Bulk Product and Finished Product to Connetics shall be limited to a total maximum amount of [1] grams per year of Interferon Gamma-1B supplied in the form of Bulk Product and Finished Product. Of this total amount, Genentech shall be obligated to provide no more than [1] grams per year of Interferon Gamma-1B

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.


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as Finished Product unless otherwise agreed to by Genentech.

                  (b) Genentech's obligation to supply Bulk Product and Finished Product to Connetics shall terminate pursuant to the provisions of Article 4.0 below.

         2.4      Purchase Orders

                  (a) No later than thirty (30) days after the Effective Date, Connetics shall place firm purchase orders for Finished Product and Bulk Product required by Connetics for clinical studies through December 31, 1998 and firm purchase orders for Finished Product and Bulk Product required by Connetics for commercial sale for treatment of CGD through December 31, 1998. Each such purchase order shall specify the precise quantity of Finished Product and Bulk Product required. Genentech shall respond in writing as to its acceptance of each firm purchase order within thirty (30) days of receipt of such order, provided that Genentech may not withhold acceptance of any quantity of Finished Product for commercial sale specified in the purchase order therefor that is not more than [1] of the pro-rata quantity of Finished Product manufactured by Genentech for commercial sale in the twelve months prior to the Effective Date, and any portion of the order that is in excess thereof shall be accepted at Genentech's discretion. The Parties agree that purchase orders for Finished Product for clinical studies and Bulk Product for any use submitted pursuant to this Section 2.4(a) shall be accepted by Genentech and scheduled for delivery as soon as reasonably possible if Genentech has sufficient quantities of Finished Product and Bulk Product in its inventory, or if no sufficient quantities of Finished Product and Bulk Product exist in Genentech's inventory, at the earliest time at which Genentech can reasonably supply such quantities of Finished Product and Bulk Product specified in the purchase order taking into account Genentech's available plant capacity and timing of its production of Bulk Product and/or Finished Product. The Parties agree that Finished Product for commercial sale ordered pursuant to this Section 2.4(a) shall be scheduled for delivery at the earliest time at which Genentech can reasonably supply such quantities of Finished Product specified in the purchase order taking into account Genentech's available plant capacity and timing of its production, but in no event later than the Transfer Date.

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.


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                  (b) For Bulk Product and Finished Product that Connetics
wishes to receive after December 31, 1998, Connetics shall place firm purchase orders for Bulk Product and Finished Product with Genentech by August 1 of the calendar year prior to the calendar year in which Bulk Product or Finished Product will be produced. The firm purchase order shall specify the precise quantity and form of Bulk Product or Finished Product required and the delivery dates for deliveries of the specified quantities. Genentech shall promptly acknowledge its receipt of purchase orders and shall use its Best Efforts to meet the terms of a purchase order that it accepts, taking into account mutually agreed upon forecasts under Section 2.2(a), available plant capacity and timing of its production. Genentech shall respond in writing as to its acceptance of each firm purchase order within thirty (30) days of receipt of such order provided that Genentech may not withhold acceptance of a purchase order that is within [1] of the quantity requirement listed in the most recent eighteen (18) month forecast. Any portion of the order that is more than [1] greater or less in quantity than the most recent corresponding eighteen (18) month forecast will be accepted at Genentech's discretion. Notwithstanding the above, Connetics shall have the right to submit one purchase order for Finished Product for clinical studies only on or prior to December 31, 1998 for delivery by June 30, 1999, which shall be a replacement for the purchase order placed by Connetics on or just prior to August 1, 1998 for Finished Product for clinical studies only. Genentech shall accept such replacement purchase order provided that the quantity of Finished Product for clinical studies specified in such purchase order is within [1] of the quantity specified in the purchase order placed on or just prior to August 1, 1998, and provided that sufficient Finished Product is available in Genentech's inventory. If sufficient Finished Product is not available in Genentech's inventory, Genentech shall accept such replacement purchase order at its discretion, and subject to available plant capacity and the timing of its production campaigns. If Genentech accepts such replacement purchase order, Connetics shall pay for such Finished Product, and Bulk Product if required to produce such Finished Product, at the prices provided in Section
2.6 below. After Genentech fills such replacement purchase order, it shall have no further obligation to supply Finished Product to Connetics for clinical studies. Once a

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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specified quantity, form and delivery date terms have been agreed to by the
Parties in any purchase order placed pursuant to this Section 2.4(a), the purchase order may not be canceled by either Party except as provided in this
Section 2.4 or in Section 3.3 below.

                  (c) The Parties acknowledge and agree that the yield of product from each production lot run may vary. If Bulk Product is to be filled as Finished Product pursuant to a purchase order, each lot of such Bulk Product will be filled in multiple fill runs, and, due to shelf life, each lot of Bulk Product must be completely filled within six (6) months of production.

                  (d) Genentech shall use Best Efforts to ship Bulk Product and Finished Product to Connetics by the delivery date specified in the accepted purchase order. If Genentech believes there will be a significant delay in shipment of Bulk Product or Finished Product beyond the delivery dates specified in any accepted purchase order, Genentech shall promptly inform Connetics of such expected delay and shall use its Best Efforts to minimize the delay. In the event that Genentech cannot deliver to Connetics the Bulk Product or Finished Product conforming to the Specifications by the delivery dates in an accepted purchase order, Connetics will have the following rights in lieu of the rights provided in Section 4.2 below: (a) in the event that Genentech cannot deliver the conforming Bulk Product or Finished Product to Connetics within ninety (90) days after the delivery date specified in an accepted purchase order, Connetics either may cancel such portion of the purchase order by written notice to Genentech or may accept delivery at a later date specified by Genentech, but subject to subsection (b) below; (b) if Genentech continues to fail to deliver conforming Bulk Product or Finished Product within six (6) months of the delivery date specified in an accepted purchase order, Connetics may terminate this Agreement effective upon written notice given to Genentech, and after such termination, Genentech will transfer Genentech Manufacturing Knowhow to Connetics at Genentech's expense, and shall be deemed to have granted Connetics a nonexclusive, sublicenseable license, under Genentech Manufacturing Knowhow to make or have made Licensed Products in the Field of Use for use and sale by Connetics and its sublicensees in the Territory.


         2.5      Change Orders

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                  Except as set forth in Section 2.4(c) above, the time of
delivery and quantities specified in a purchase order accepted by Genentech pursuant to Section 2.4(a) above shall be binding upon the Parties and may not be changed or canceled, except as provided in Section 3.3 below.

         2.6      Price

                  (a) Connetics shall pay for Bulk Product and Finished Product supplied pursuant to this Agreement at the prices set forth below in Sections 2.6(b), 2.6(c) and 4.1, as applicable. All payments shall be made in the manner set forth in Section 2.7 of this Agreement.

                  (b) Genentech shall sell Bulk Product to Connetics for clinical studies at a price equal to [1]. Genentech shall sell Bulk Product to Connetics for commercial sale of Licensed Products at a price equal to [1]. If Genentech chooses to have a third party contract manufacturer produce or contribute to the production of Bulk Product for clinical studies, Genentech shall sell such Bulk Product to Connetics at a price equal to [1]. If Genentech chooses to have a third party contract manufacturer produce or contribute to the production of Bulk Product for commercial sale of Licensed Product, Genentech shall sell such Bulk Product to Connetics at a price equal to [1].

                  (c) Genentech shall sell Finished Product to Connetics at a price equal to [1]. If Genentech chooses to have a third party contract manufacturer produce or contribute to the production of Finished Product, Genentech shall sell such Finished Product to Connetics at a price equal to [1]. The size and form of the vials to be filled hereunder by Genentech shall be those used by Genentech prior to the Effective Date for its ACTIMMUNE product. All costs incurred by the Parties related to any change in such vials, or in labels or packaging materials,

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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shall be paid by Connetics.

                  (d) Genentech will label and package Finished Product vials, pursuant to a firm purchase order accepted by Genentech as described in Section 2.4, provided, however, that Connetics shall supply all labels, inserts and packaging materials to Genentech, at Connetics' sole cost. Genentech will label and package such Finished Product vials at a price equal to [1]. If Genentech chooses to have a third party contract manufacturer produce or contribute to the labeling and packaging of Finished Product, Genentech shall sell such Finished Product to Connetics at a price equal to [1].

                  (e) Genentech shall use its Best Efforts to maintain its Fully Burdened Manufacturing Cost and its Fully Burdened Supply Cost for Bulk Product and Finished Product that is manufactured and configured according to the Specifications at or below the benchmark costs of [1] (the "Benchmark Costs"). The Parties agree that the Fully Burdened Manufacturing Cost, Fully Burdened Supply Cost and Benchmark Costs are based upon Bulk Product and Finished Product being produced in multiples of the following production lot size and fill quantity, respectively: (i) a production lot size which has an expected yield of [1] of Bulk Product (the actual yield of such lots may vary; the yield range, observed to date, has been [1] of Bulk Product) and (ii) a filled vial quantity of [1] for Finished Product. Adjustments to such Benchmark Costs of up to [1] annually may be made for any increases in the Fully Burdened Manufacturing Cost and Fully Burdened Supply Cost that are within Genentech's sole control. If increases in the Fully Burdened Manufacturing Cost and Fully Burdened Supply Cost, within Genentech's sole control, in any calendar year result in the Fully Burdened Manufacturing Cost and/or Fully Burdened Supply Cost exceeding the adjusted Benchmark Costs, Connetics shall pay to Genentech an amount equal to [1] of the amount that exceeds the adjusted Benchmark Costs. Adjustments to Benchmark Costs due to increases in the Fully Burdened Manufacturing Cost and Fully Burdened Supply Cost that are not within the sole control of Genentech may be

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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made without regard to such [1] annual limit, including, without limitation, any increases due to inflation, raw material costs, changes in the manufacturing process required by the FDA, or changes in United States generally accepted accounting principles.

                  (f) For any Third Party Manufacturing Royalties paid directly by Connetics to Genentech hereunder, Genentech shall pay such amounts of Third Party Manufacturing Royalties to the third party licensors to which such Third Party Manufacturing Royalties are due and payable (provided Genentech has not already made such payments prior to the time of such Connetics' payment).

         2.7      Payment

         Payment by Connetics shall be made within sixty (60) days after Connetics' receipt of Genentech's invoice for the supply of Bulk Product or Finished Product. Such invoice shall be submitted on or after delivery by Genentech of Bulk Product or Finished Product to the carrier as provided in
Section 3.1. If within thirty (30) days after the delivery of Bulk Product or Finished Product and the accompanying Certificate of Analysis to Connetics, Connetics demonstrates non-conformance under Section 2.9 below and Genentech agrees with such finding, which agreement shall not be unreasonably withheld, Connetics shall not be obligated to pay for such non-conforming shipment of Bulk Product or Finished Product. All payments to Genentech by Connetics under this Agreement shall be made in United States dollars by wire transfer (or such other reasonable means as Genentech may direct) to such United States bank account as Genentech may designate from time to time. If a wire transfer is to be made, Connetics shall provide notice at least five (5) days prior to the date of transfer of the amount of payment and the date good funds will be received. Such notice should be given to the Treasurer of Genentech at the address set forth at the beginning of this Agreement or such other address as Genentech may subsequently direct.

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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         2.8      Records; Audit Rights

                  (a) Genentech shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing Fully Burdened Manufacturing Cost, Fully Burdened Supply Cost and Third Party Manufacturing Royalties. Said books of account shall be kept at the principal place of business of Genentech. Said books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent public accountant retained by Connetics and reasonably acceptable to Genentech for the purpose of verifying Fully Burdened Manufacturing Cost, Fully Burdened Supply Cost and Third Party Manufacturing Royalties under this Agreement; provided, however, that Connetics shall give Genentech reasonable prior notice of such review by Connetics' independent public accountant and that such review shall not take place more often than once a year. If such review reveals that Connetics has overpaid Genentech for Bulk Product or Finished Product supplied hereunder, Genentech shall refund to Connetics the amount of such overpayment, plus interest thereon at the prime rate of interest as reported by Bank of America in San Francisco, California at the time of such review. If such overpayment is greater than [1] of the actual amount that should have been charged to Connetics, then Genentech shall pay Connetics' actual costs of such review.

                  (b) Connetics shall pay to Genentech [1] of Genentech's fully burdened costs related to requests by Connetics to audit or inspect Genentech's, or Genentech's third party contract manufacturer's, manufacturing facility, and such audits or inspections may occur only for the purpose of compliance with regulatory obligations. Connetics shall have the right to conduct such an audit, or such an inspection, of Genentech's, or Genentech's third party contract manufacturer's, manufacturing facility once every twenty-four (24) months from the Effective Date hereof and no more frequently than in twenty-four (24) month intervals, with at least ten

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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(10) days prior written notice. Notwithstanding the above, for any audit or inspection of Genentech's facilities for the purpose of complying with regulatory obligations for the transfer to Connetics of the fill, labeling and packaging of Bulk Product or Finished Product, Connetics shall pay [1] of Genentech's fully burdened costs related to such audit or inspection. Connetics may inspect or audit only those physical areas of Genentech's, or its contract manufacturer's, facility that are directly involved in the manufacture of Bulk Product or Finished Product, as applicable.

                  (c) Genentech shall pay to Connetics [1] of Connetics' fully burdened costs related to requests by Genentech to audit or inspect Connetics', or Connetics' sublicensees' or third party contract manufacturer's, quality assurance and quality control records and facilities, and such audits or inspections may occur only for the purpose of compliance with regulatory obligations or of verifying the capability of Connetics to adequately test and confirm conformity of Bulk Product and Finished Product with the Specifications. Genentech shall have the right to conduct such an audit or inspection of Connetics', or Connetics' sublicensees' or third party contract manufacturer's, quality assurance and quality control facility and records once every twenty-four (24) months from the Effective Date hereof and no more frequently than in twenty-four (24) month intervals, with at least ten (10) days prior written notice. Notwithstanding the above, for any audit or inspection of Connetics' facilities for the purpose of complying with regulatory obligations for the transfer to Connetics of the fill, labeling and packaging of Bulk Product and Finished Product, Genentech shall pay [1] of Connetics' fully burdened costs related to such audit or inspection. Genentech may inspect or audit only those physical areas of Connetics', or of its sublicensees' or its contract manufacturer's, facility that are directly involved in the quality assurance and quality control of Bulk Product or Finished Product, as applicable.

         2.9      Non-Conforming Product

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[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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                  (a) The Bulk Product and Finished Product supplied by
Genentech to Connetics hereunder shall be in conformance with the Specifications. Non-conformance of Bulk Product and Finished Product shall be proved by establishing non-conformity of the Bulk Product or Finished Product delivered as compared to the Specifications. Any claim by Connetics of non-conforming Bulk Product or Finished Product must be submitted to Genentech, in writing, within thirty (30) days after the delivery of Bulk Product or Finished Product and the accompanying Certificate of Analysis to Connetics, accompanied by a report of Connetics' analysis (which analysis shall be conducted in good faith) and a sample of the Bulk Product or Finished Product at issue, explaining in reasonable detail the basis on which the allegedly non-conforming Bulk Product or Finished Product does not meet the Specifications. Only those tests listed in the Specifications may be used to demonstrate non-conformance of Bulk Product or Finished Product.

                  (b) If after Genentech's own analysis of the sample (which shall be conducted in good faith and completed within thirty (30) days after the receipt by Genentech of the report and sample from Connetics, and the results of which shall be provided to Connetics) Genentech agrees with the claim of non-conformity, Connetics shall promptly inform Genentech if it wishes to have Genentech replace the non-conforming Bulk Product or Finished Product with conforming Bulk Product or Finished Product. If Connetics wishes to receive such replacement Bulk Product or Finished Product, Genentech shall provide such replacement as soon as reasonably practicable thereafter, in which case Connetics shall be obligated to pay only for such replacement Bulk Product or Finished Product. Connetics shall not be obligated to pay for the nonconforming Bulk Product or Finished Product, and Genentech shall: (i) credit Connetics for the amount paid by Connetics for the non-conforming Bulk Product or Finished Product if Connetics has already paid for such non-conforming Bulk Product or Finished Product or (ii) cancel its invoice to Connetics for such non-conforming Bulk Product or Finished Product if Connetics has not yet paid for such non-conforming Bulk Product or Finished Product, and

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Connetics shall not be obligated to pay such canceled invoiced amount. If, after its own analysis, Genentech does not agree with the claim of non-conformity or determines that Connetics is responsible for the non-conformity, the Parties shall in good faith discuss and agree upon a settlement of the issue, and Connetics shall not be obligated to pay for such alleged nonconforming Bulk Product or Finished Product until such settlement is reached.

                  (c) If there are procedures by which Connetics, without unreasonable effort, inconvenience or expense, can convert, or cause to be converted, the non-conforming Bulk Product or Finished Product into conforming Bulk Product or Finished Product, Connetics shall upon Genentech's request and, if Genentech is responsible for the non-conformity, at Genentech's expense, do so. If Connetics converts the non-conforming Bulk Product or Finished Product into conforming Bulk Product or Finished Product, upon such conversion the Bulk Product or Finished Product shall be deemed to be conforming Bulk Product or Finished Product delivered hereunder on the date on which such conversion is completed. If Genentech is responsible for the cost of such conversion pursuant to this Section 2.9(c), unless the Parties shall have agreed on the cost of such conversion in advance, Connetics shall provide to Genentech such evidence as Genentech may reasonably need to substantiate such cost.

                  (d) After Genentech has agreed that Bulk Product or Finished Product shipment is non-conforming, and if Parties have agreed that it cannot be converted to conforming Bulk Product or Finished Product pursuant to Section 2.9(c) above and Genentech is responsible for the non-conformity, Connetics shall return or destroy it at Genentech's request and cost in the most cost effective and environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

                  (e) If conforming Bulk Product or Finished Product supplied under this Agreement becomes non-conforming or unsuitable for use in Licensed Products at no fault of Genentech, Connetics will remain obligated to pay Genentech for such Bulk Product or Finished Product at the prices set forth in
Section 2.6 or 4.1 as applicable. At Genentech's request, Connetics shall return such unsuitable Bulk Product or Finished Product to Genentech.



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Otherwise, Connetics shall destroy it in the most environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.



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3.0      Shipment of Bulk Product and Finished Product

         3.1      Shipment

                  For each purchase order for Bulk Product or Finished Product accepted by Genentech pursuant to Section 2.4, Genentech shall deliver Bulk Product or Finished Product to Connetics to a single destination in the United States chosen by Connetics. Such shipment will be by carrier identified by Connetics. Title and risk of loss as to all Bulk Product and Finished Product shall pass to Connetics at point of origin (FOB Genentech). Connetics shall be responsible for all freight, freight brokerage, insurance and other costs associated with shipping the Bulk Product or Finished Product hereunder.

         3.2      Shipping Documents

                  As soon as reasonably possible after each shipment of Bulk Product or Finished Product ordered and shipped pursuant to this Agreement, Genentech shall forward to Connetics all customary documents concerning the shipment, including Genentech's invoice relating to such shipment. A packing list and, to the extent possible, a Certificate of Analysis will be included in each shipment. Where it is not possible to include a Certificate of Analysis with a shipment, Genentech shall use its Best Efforts to furnish the same to Connetics as soon as reasonably possible.

         3.3      Purchase Order Cancellation

                  Except as provided in Section 2.4(d) above, Connetics, on 60 days prior written notice to Genentech, may cancel any or all outstanding purchase orders only in the event that:

                  (a) Connetics has first terminated this Supply Agreement pursuant to Section 4.2 below; or

                  (b) a recall of the Bulk Product or Finished Product is reasonably deemed necessary by Genentech, Connetics or the FDA.

                  (c) Connetics has entered into a written supply agreement with a third party manufacturer, as described in Section 4.1 below.

                  For any cancellation of an outstanding purchase order, for any reason, after the first step in production has begun, Genentech shall provide Connetics with a written estimate of all expenses specifically incurred by Genentech with regard to filling such purchase order as of the date of cancellation. No later than ten (10) days after receipt of such estimate, Connetics shall notify Genentech in writing as to whether it elects to: (i) proceed with the order, at the prices set out in Section 2.6 or 4.1 as applicable or (ii) compensate Genentech for all expenses specifically incurred by Genentech with regard to filling such purchase order as of the date of cancellation.

         3.4      Governing Terms

                  All sales hereunder shall be subject to the provisions hereof (including, without limitation, the Specifications) and shall not be subject to the terms and conditions contained on any purchase order of Connetics or confirmation of Genentech, except insofar as any such purchase order or confirmation establishes:

                  (i) the quantity and form of any Bulk Product or Finished Product ordered;

                  (ii)     the shipment date;

                  (iii)    the shipment routes and destinations; or

                  (iv)     the carrier.

         3.5      Taxes

                  Connetics shall bear all applicable taxes such as sales, use, value added or similar taxes. All payments from Connetics to Genentech under this Agreement shall be made without setoff and without any deduction or withholding for or on account of any taxes, duties, levies, imports, fees or charges.

         3.6      Compliance with Law

                  Connetics shall be responsible, at its expense, for complying with all applicable regulatory requirements relating to its use, marketing or sale of the Bulk Product or Finished Product supplied hereunder. Genentech shall be responsible, at its expense, for complying with all applicable regulatory requirements relating to the manufacture of the Bulk Product or Finished Product supplied hereunder.

         3.7      No Implied Representations, Warranties or Conditions

                  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE LICENSE AGREEMENT, GENENTECH MAKES NO REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO BULK PRODUCT OR FINISHED PRODUCT SUPPLIED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH BULK PRODUCT OR FINISHED PRODUCT.

         3.8      Quality Control and Identity Test

                  (a) Each shipment of Bulk Product and Finished Product hereunder shall have been manufactured in accordance with U.S. Good Manufacturing Practices in a duly licensed facility and shall have been subject to a quality control inspection by Genentech in accordance with the Specifications and with Genentech's then current quality control standards and systems. Genentech shall number each Bulk Product or Finished Product shipment with a vendor lot number that is traceable to raw materials and/or components used to manufacture such Bulk Product and Finished Product.

                  (b) Prior to any use or distribution by Connetics, Connetics shall subject all Bulk Product and Finished Product to be so used or distributed to Connetics' then current quality control review for Licensed Products which shall be consistent with those quality control standards and systems in general use in the pharmaceutical industry. Connetics shall identify Licensed Products sold by it or its distributors with a vendor lot number and NDC number that is traceable to the shipment of Bulk Product or Finished Product purchased from Genentech. For each Bulk Product or Finished Product shipment, Connetics shall maintain a complete record of the raw data associated with all material aspects of the processing of Bulk Product or Finished Product performed by it or under its direction until all Bulk Product or Finished Product from that shipment is sold.

                  (c) All costs incurred by Genentech for the transfer to Connetics of technical procedures, documents, assays and other materials and information reasonably necessary for Connetics' quality control procedures and other purposes hereunder shall be paid by Connetics.

                  (d) All costs incurred by the Parties' related to any changes in the Specifications shall be paid by Connetics, including, without limitation, changes in vial size, fill quantity, and development and validation of new methodologies.

4.0      Term; Termination

         4.1      Term

                  The term of this Supply Agreement shall commence on the Effective Date hereof and, unless terminated earlier pursuant to Section 2.4(d),
4.2 or 4.3 below, shall terminate as follows:

                  (a) Subject to Section 4.1(d) below, the provisions under this Agreement governing the rights and obligations of the Parties with respect to the supply and purchase of Bulk Product for clinical studies and for sales of Licensed Product shall terminate on the earlier of: (i) three (3) years from the Effective Date of this Agreement or (ii) the date on which that a third party manufacturer, approved by the Parties, enters into a supply agreement with Connetics to manufacture Bulk Product and, if for the supply of Licensed Product for sale, has received a FDA license to manufacture Bulk Product. Genentech agrees that [1] (or its successor entity) will be approved by Genentech if proposed by Connetics as a third party manufacturer of Bulk Product for supply to Connetics and its sublicensees. For the supply of Bulk Product for sales of Licensed Product, Connetics shall replace Genentech with such third party as a contract manufacturer on the PLA or any subsequent BLA filed with the FDA. Connetics shall use Best Efforts to locate a third party manufacturer to produce Bulk Product within three (3) years of the Effective Date of this Agreement. As soon as reasonably possible after finding a third party manufacturer that is approved by the Parties to manufacture Bulk Product, Connetics shall enter into a supply agreement directly with such manufacturer. Genentech will then transfer Genentech Manufacturing Knowhow to such third party manufacturer at Connetics' expense, and shall be deemed to have granted Connetics and such third party manufacturer a nonexclusive license, under Genentech Manufacturing Knowhow to make or have made Licensed Products for supply to Connetics and its sublicensees for use and sale by Connetics and its sublicensees in the Field

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

of Use in the Territory. Connetics thereafter shall pay to Genentech [1] of Third Party Manufacturing Royalties, if any, attributable to the manufacture of Bulk Product by Connetics, its sublicensee or its third party manufacturer, and Genentech shall timely pay all such Third Party Manufacturing Royalties as required under license agreements with the applicable licensors.

                  (b) Subject to Section 4.1(e) below, the provisions under this Agreement governing the rights and obligations of the Parties with respect to the supply and purchase of Finished Product for clinical studies shall terminate on the earlier of: (i) June 30, 1999 or (ii) the date on which a third party manufacturer, approved by the Parties, enters into a supply agreement with Connetics to fill and finish Bulk Product. Genentech agrees that [1] (or its successor entity) will be approved by Genentech if proposed by Connetics as a third party manufacturer of Finished Product for supply to Connetics and its sublicensees. As soon as reasonably possible after finding a third party manufacturer approved by the Parties to fill and finish Bulk Product, Connetics shall enter into a supply agreement directly with such manufacturer. Genentech will then transfer Genentech Manufacturing Knowhow to such third party manufacturer at Connetics' expense, and shall be deemed to have granted Connetics and such third party manufacturer a nonexclusive license, under Genentech Manufacturing Knowhow to make or have made Licensed Products for supply to Connetics and its sublicensees for use and sale by Connetics and its sublicensees in the Field of Use in the Territory. Connetics thereafter shall pay to Genentech [1] of Third Party Manufacturing Royalties attributable to the production of Finished Product by Connetics, its sublicensee or its third party manufacturer, and Genentech shall timely pay all such Third Party Manufacturing Royalties as required under license agreements with the applicable licensors.

                  (c) Subject to Section 4.1(e) below, the provisions under this Agreement governing the rights and obligations of the Parties with respect to the supply and purchase of

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

Finished Product for sales of Licensed Product to treat CGD and osteopetrosis shall terminate on the earlier of: (i) three (3) years from the Effective Date of this Agreement or (ii) the date on which a third party manufacturer, approved by the Parties to fill and finish Bulk Product, receives a FDA license to produce Finished Product and enters into a supply agreement with Connetics to fill and finish Bulk Product. Genentech agrees that [1] (or its successor entity) or [1] will be approved by Genentech if proposed by Connetics as its third party manufacturer to fill and finish Bulk Product for supply to Connetics and its sublicensees. At the time such third party receives a FDA license, Connetics shall replace Genentech with such third party as a contract manufacturer on the PLA or any subsequent BLA filed with the FDA. As soon as reasonably possible after finding a third party manufacturer approved by the Parties to fill and finish Bulk Product, Connetics shall enter into a supply agreement directly with such manufacturer. Genentech will then transfer Genentech Manufacturing Knowhow to such third party manufacturer at Connetics' expense, and shall be deemed to have granted Connetics and such third party manufacturer a nonexclusive license, under Genentech Manufacturing Knowhow to make or have made Licensed Products for supply to Connetics and its sublicensees for use and sale by Connetics and its sublicensees in the Field of Use in the Territory. Connetics shall pay to Genentech [1] of Third Party Manufacturing Royalties attributable to the production of Finished Product by Connetics, its sublicensees or its third party manufacturer, and Genentech shall timely pay all such Third Party Manufacturing Royalties as required under license agreements with the applicable licensors.

                  (d) If no third party manufacturer has entered into an agreement with Connetics to manufacture Bulk Product within three (3) years from the Effective Date of this Agreement, the Parties shall continue to work together in good faith to find an acceptable third party manufacturer. Until such manufacturer is found, and provided that Connetics has used Best

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

Efforts to find such acceptable third party manufacturer, the provisions of this Agreement governing the rights and obligations of the Parties with respect to the supply and purchase of Bulk Product shall remain in effect until the fifth anniversary of the Effective Date of this Agreement, after which date the rights and obligations of the Parties with respect to Bulk Product shall terminate and Connetics solely shall be responsible for the supply of Bulk Product except as otherwise provided below. After three years from the Effective Date of this Agreement, Genentech's supply of Bulk Product for clinical studies shall be at a price equal to [1]. After three years from the Effective Date of this Agreement, Genentech's supply of Bulk Product for commercial sale of Licensed Product shall be at a price equal to [1]. Notwithstanding the above, if during the three (3) years after the Effective Date of this Agreement, Connetics has used Best Efforts to locate a third party manufacturer for Bulk Product and has requested that Genentech approve a reasonable, capable third party for the manufacture of Bulk Product, and Genentech does not give such approval, Genentech's obligation to supply Bulk Product to Connetics shall continue until the fifth anniversary of the Effective Date at the prices described in Section 2.6(b) above. If , after the third anniversary of the Effective Date, Connetics has used Best Efforts to locate a third party manufacturer for Bulk Product and has requested that Genentech approve a reasonable, capable third party for the manufacture of Bulk Product, and Genentech does not give such approval, Genentech's obligation to supply Bulk Product to Connetics shall continue beyond the fifth anniversary of the Effective Date, at the prices described in this
Section 4.1(d), until the Parties agree upon a third party manufacturer.

                  (e) If no third party manufacturer has entered into an agreement with Connetics and received a FDA license to manufacture Finished Product within three (3) years from the Effective Date of this Agreement, the Parties shall continue to work together in good faith to find a third party manufacturer. Until such manufacturer is found, the provisions of this Agreement governing the rights and obligations of the Parties with respect to the supply and purchase of Finished Product shall remain in effect with the prior written consent of Genentech (which

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

consent shall be in the sole discretion of Genentech), until the fifth anniversary of the Effective Date of this Agreement, after which date the rights and obligations of the Parties with respect to Finished Product shall terminate and Connetics solely shall be responsible for the supply of Finished Product except as otherwise provide below. After three years from the Effective Date of the Supply Agreement, if Genentech consents to continue to supply Finished Product, such supply shall be at a price equal to [1]. Notwithstanding the above, if during the three (3) years after the Effective Date of this Agreement, Connetics has used Best Efforts to locate a third party manufacturer and has requested that Genentech approve a reasonable, capable third party for the manufacture of Finished Product, and Genentech does not give such approval, Genentech's obligation to supply Finished Product to Connetics shall continue until the fifth anniversary of the Effective Date at the prices described in
Section 2.6(b) above. If, after the third anniversary of the Effective Date, Connetics has used Best Efforts to locate a third party manufacturer for Finished Product and has requested that Genentech approve a reasonable, capable third party for the manufacture of Finished Product, and Genentech does not give such approval, Genentech shall continue to supply Finished Product to Connetics beyond the fifth anniversary of the Effective Date, at the prices described in this Section 4.1(e), until the Parties agree upon a third party manufacturer.

                  (f) This Agreement and any licenses granted to Connetics and/or its third party manufacturers hereunder shall terminate automatically, without any action on the part of either of the Parties, on the effective date of any termination of the License Agreement.

                  (g) Notwithstanding the termination of this Agreement as a result of Connetics' entering into an agreement with a third party manufacturer approved by Genentech for the supply of Bulk Product and Finished Product, Genentech shall retain the right to approve each new third party manufacturer selected by Connetics who has not previously been approved by Genentech for supply of Bulk Product and/or Finished Product to Connetics and its sublicensees prior to

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

Connetics' entering into an agreement with such new third party manufacturer, provided, however, if Genentech does not give such approval, Genentech shall be obligated to supply Bulk Product and Finished Product to Connetics and its sublicensees at the prices set forth in Section 4.1(d) until Connetics enters into an agreement with a third party manufacturer approved by Genentech for the manufacture and supply of Bulk Product and Finished Product for Connetics and its sublicensees. This Section 4.1(g) shall survive the termination of this Agreement.

         4.2      Termination for Default

                  If either Party shall default in a material manner with respect to any material provision of this Agreement and the other Party shall have given the defaulting Party written notice of such default, the defaulting Party shall have thirty (30) days to cure such default. If such default is not cured within such thirty (30) day period, the nondefaulting Party shall have the right, upon written notice to the defaulting Party and without prejudice to any other rights the nondefaulting Party may have, to terminate this Agreement and any licenses granted to Connetics and/or its third party manufacturers hereunder, effective upon such notice, unless the defaulting Party is in the process of attempting in good faith to remedy such default, in which case the thirty (30) day cure period shall be extended by an additional thirty (30) days. Connetics shall have no right to terminate this Supply Agreement under this
Section 4.2 in the event that Genentech fails to supply Bulk Product or Finished Product pursuant to a firm purchase order or a fails to provide Bulk Product or Finished Product conforming to the Specifications. In such event, Connetics will have the rights set forth in Sections 2.4(c) and 2.9 above.

         4.3      Bankruptcy

                  Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement immediately by written notice to the other Party in the event the other Party shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party for all or a substantial part of its property, or any case or proceeding shall have been voluntarily initiated by or commenced against or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and, in the event of any such involuntary proceeding, shall have continued for sixty (60) days undismissed, unbonded and undischarged.

         4.4 Termination by Connetics. Connetics may terminate this Agreement at any time upon sixty (60) days prior written notice to Genentech, provided, however, that Connetics:

         (a) accept and pay Genentech for all deliveries of Bulk Product and Finished Product ordered by Connetics hereunder, under purchase orders, that conform to the Specifications, or

         (b) if Connetics so elects in writing, cancel any amounts of products not yet delivered under unfulfilled, outstanding purchase orders hereunder (or portions thereof) and pay Genentech for all expenses incurred by Genentech with regard to each unfulfilled, outstanding purchase orders hereunder as of the date of termination.

         4.5      Effect of Termination

                  The expiration or termination of this Supply Agreement shall not relieve either of the Parties from any of its outstanding obligations to the other Party as of the effective date of such expiration or termination, including, without limitation, Genentech's obligation to deliver Bulk Product or Finished Product ordered under purchase orders received and accepted by Genentech prior to the effective date of such expiration or termination, unless such termination is effected by Genentech pursuant to Section 4.2, and Connetics' obligation to accept, and, upon delivery, pay for any such Bulk Product or Finished Product, unless termination is effected by Connetics pursuant to Section 4.2 and Connetics has canceled the purchase order(s) for such

Bulk Product or Finished Product in its written notice of termination provided under Section 4.2. Notwithstanding the above, the Parties may mutually agree to cancel any outstanding purchase order if this Agreement, or any portion thereof, is terminated pursuant to Section 4.1 above.

5.0      General Provisions

         5.1      Notices

                  All notices which may be required pursuant to this Agreement:
(i) shall be in writing, (ii) shall be addressed, in the case of Genentech (except as otherwise specified herein), to the Corporate Secretary at the address set forth at the beginning of this Agreement, and in the case of Connetics, to the Chief Executive Officer at the address set forth at the beginning of this Agreement, (or to such other person or address as either Party may so designate from time to time), (iii) shall be mailed, postage-prepaid, by registered mail or certified mail, return receipt requested, or transmitted by courier for hand delivery or transmitted by facsimile and (iv) shall be deemed to have been given on the date of receipt if sent by mail or on the date of delivery if transmitted by courier or facsimile. Notices by facsimile may be sent to the following numbers: for Connetics, to (650) 843-2899; for Genentech, to (650) 952-9881.

         5.2      Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than its choice of law principles).

         5.3      Entire Agreement

                  This Agreement and the License Agreement and their respective exhibits are the entire agreements between the Parties with respect to the subject matter herein, and there are no prior written or oral promises or representations not incorporated herein or therein. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized representative of the Party to be bound.

         5.4      Binding Effect and Assignment

                   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by either Party without the other's prior written consent, provided however, that either Party may assign this Agreement, without the other Party's written consent, to any successor pursuant to a consolidation or merger of such Party with or into any other corporation or corporations that results in a change of greater than 50% of the voting control of such Party, or a sale, conveyance or disposition of all or substantially all of the assets of such Party, or the effectuation by such Party of a transaction or series of related transactions in which more than 50% of the voting power of such Party is disposed of. In addition, Connetics may assign this Agreement to InterMune, described in Section 3.1 of the License Agreement, upon thirty (30) days written notice to Genentech, without Genentech's prior written consent, provided that Connetics has granted to InterMune a sublicense to use and/or sell Licensed Product under the License Agreement and in accordance with the terms of the License Agreement. In the event of such assignment to InterMune, Connetics shall promptly notify Genentech in writing of such assignment. Connetics hereby guarantees the performance by InterMune of all of Connetics' obligations under this Agreement.

         5.5       Waiver

                  The waiver by a Party hereto of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

         5.6      Severability

                  If any part of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of this Agreement. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

         5.7      Publicity

                  Connetics and Genentech agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, including, without limitation, the disclosure requirements of the Securities and Exchange Commission ("SEC"), no information concerning this Agreement and the transactions contemplated herein (except information which is already in the public domain) shall be made public by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of the SEC, in connection with any required SEC filing of this Agreement by Connetics, Connetics shall seek confidential treatment of this Agreement from the SEC and Genentech shall have the right to review and comment on such an application for confidential treatment prior to its being filed with the SEC.

         5.8      Counterparts

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

         5.9      Confidentiality

                  The confidentiality provisions of the License Agreement shall apply to the exchanged confidential information of the Parties under this Agreement ("Confidential Information") in the same manner and respect as those provisions apply to the exchange of such information under the License Agreement.

         5.10     Force Majeure

                  Neither Party shall be liable to the other for its delay or failure to perform under this Agreement or shall have any right to terminate this Agreement for any such delay or failure in performance attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt written notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for the period of time that it is so disabled.

         5.11     Headings

                  Headings are for the convenience of reference only and shall not control the construction or interpretation of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be duly executed by their respective duly authorized officers effective on the Effective Date first set forth above.

GENENTECH, INC.                         CONNETICS CORPORATION
By: /s/ Nick Simon                      By: /s/ Thomas G. Wiggans
Name:  Nick Simon                       Name:  Thomas G. Wiggans
Title:  V.P., Business and Corporate    Title:  President and CEO
        Development

                                    EXHIBIT A

[1]

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

                                    EXHIBIT B

                       THIRD PARTY MANUFACTURING ROYALTIES

         None (as of the Effective Date)


                                       iv